Filed Pursuant to Rule 433

Registration Statement No. 333-117835

American Express Company

$1,000,000,000 5- & 10- Year Fixed Rate Notes

Final Terms and Conditions

Issuer:	American Express Company
Ratings(1):	A1 / A+ / A+ (Stable / Stable / Stable)
Format:	Senior Fixed Rate Notes
Minimum Denomination:	$2,000 x $1,000
Trade Date:	September 8th, 2006
Settlement Date:	September 12th, 2006 (T + 2)
Maturity:	September 12th, 2011	September 12th, 2016
Par Amount:	$400,000,000	$600,000,000
Benchmark:	UST 4.625% due 08/31/11	UST 4.875% due 08/15/16
Benchmark Yield:	4.703%	4.767%
Re-offer Spread:	T + 61 bps	T + 80 bps
Yield to Maturity:	5.313%	5.567%
Coupon:	5.250%	5.500%
Public Offering Price:	99.727%	99.491%
Gross Spread:	0.300%	0.400%
Proceeds to Issuer:	$397,708,000	$594,546,000
Interest Payment Dates:	Payable semi-annually on the 12th of each March & September	Payable semi-annually on the 12th of each March & September
Initial Payment Date:	March 12th, 2007	March 12th, 2007
Day Count:	30/360	30/360
CUSIP:	025816AV1	025816AW9
ISIN:	US025816AV12	US025816AW94
Representatives:	Credit Suisse Securities (USA) LLC Banc of America Securities LLC
Other Underwriters:	BNP PARIBAS RBS Greenwich Capital Wachovia Securities Mitsubishi UFJ Securities International plc The Williams Capital Group, L.P.

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the "SEC") for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at I- 800-221-1037 or Banc of America Securities LLC at 1-800-294-1322.